CVS HEALTH CORPORATION

PERFORMANCE STOCK UNIT AGREEMENT – ANNUAL GRANT

GRANT DATE:  XX/XX/XXXX

1.

Pursuant and subject to the provisions of the 2017 Incentive Compensation Plan (the “ICP”), of CVS Health Corporation (the “Company”), on the date set forth above (the “Grant Date”), the Company has awarded and hereby evidences the Performance Stock Unit (“PSU”) Award to the person named below (the “Participant”), subject to the terms and conditions set forth and incorporated in this Performance Stock Unit agreement (this “Agreement”).  The ICP is hereby made a part hereof, and the Participant agrees to be bound by all the provisions of the ICP.  Capitalized terms not otherwise defined herein shall have the meaning assigned to such term(s) in the ICP.  On the Grant Date specified above, the Fair Market Value, which is the closing price of the Company’s common stock on the Grant Date, or, in the event the Grant Date is a date on which the New York Stock Exchange is closed, the closing price on the last trading date prior to the Grant Date, of each PSU equals $XX.XX.

Participant:	[XXX]
Employee ID:	[XXX]
Target Number of PSUs (#):	[XXX]

2.

Each PSU represents a right to a future payment of one share (“Share”) of Common Stock ($0.01 par value) of the Company, subject to required tax withholding.  The actual number of Shares (if any) that the Participant receives shall be subject to the terms and conditions of the ICP and this Agreement, including, without limitation, the Company’s achievement of the performance goals set forth in Appendix A and Section 10 of this Agreement.

3.

(a)Subject to the terms and conditions of the ICP and this Agreement and subject to the Participant’s continued employment, the PSUs shall vest and become non-forfeitable on the third anniversary of the Grant Date or such other date as may be provided in Section 6 (the “Vesting Date”), based on the level of achievement of the performance goals set forth in Appendix A, and shall be determined by multiplying the number of PSUs that are subject to this Agreement by the applicable performance adjustment shown in Appendix A for the attained level of the performance goals.  The “Performance Period” shall be the three-year period commencing on January 1, 2018 and ending on December 31, 2020

(b)The Participant shall be entitled to receive (and the Company shall deliver to the Participant) the Shares, subject to any applicable withholdings, as soon as administratively practicable following the Vesting Date, unless delivery of the Shares has been deferred in accordance with Section 4 below (the date of such delivery of the Shares being hereafter referred to as the “Settlement Date”).

(c)Notwithstanding anything herein to the contrary, if the Participant is subject to the reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended, or becomes subject to such reporting obligations at any time during the Performance Period, the Participant agrees and covenants that as a condition to the receipt of the award of PSUs and the payment of the PSUs hereunder, the Participant shall not sell or otherwise transfer any Shares issued and transferred to the Participant pursuant to this Agreement (including with respect to any Shares that are deferred under Section 4(a)) until the second anniversary of the Settlement Date (such period hereinafter referred to as the “Holding Period”), except that the Participant shall be permitted to sell or transfer Shares, prior to the end of the Holding Period, (a) to pay applicable tax and social security withholdings, if any, with respect to such settlement (or, alternatively, if the Company withholds such Shares pursuant to Section 5 of this Agreement, the requirements in this Section 3(c) not to sell or otherwise transfer any Shares shall only apply to the number of such Shares delivered to the Participant (i.e., after such withholding of Shares)), (b) upon the Participant’s termination of employment for any reason other than for Cause, (c) upon a Change in Control, (d) if the Company, in its sole discretion, waives in writing the requirements of this Section 3(c), or (e) to transfer Shares to the Participant’s personal brokerage account.  The Participant’s attempt to assign or transfer Shares subject to this Agreement, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null and void and without effect.  The Company may, in its sole discretion, impose restrictions on the assignment or transfer of Shares consistent with the provisions hereof, including, without limitation, by or through the transfer agent for such Shares or by means of legending stock certificates or otherwise.

4.

(a)In accordance with rules promulgated by the Management Planning and Development Committee of the Board of Directors (the “Committee”), the Participant, to the extent eligible under the CVS Health Deferred Stock Compensation Plan, may elect to defer delivery of Shares in settlement of PSUs covered by this Agreement.  Any such deferred delivery date elected by the Participant shall become the Settlement Date for purposes of this Agreement.

(b)To the extent dividends are paid on such deferred Shares following the Vesting Date and prior to the Settlement Date, the Participant shall be entitled to receive a number of additional deferred Shares equal to: (x) the amount of dividend per Share as declared by the Company’s Board of Directors on the Company’s common stock multiplied by (y) the number of deferred Shares held by the Participant on the record date of such dividend, divided by (z) the Fair Market Value of a Share on such dividend payment date.

5.

On the Settlement Date, the number of Shares to be delivered by the Company to the Participant shall be reduced by the smallest number of Shares having a Fair Market Value at least equal to the dollar amount of federal, state and local tax withholding required to be withheld by the Company with respect to such PSUs on such date.

6.

(a) Except as provided in Sections 6(b)–(e) below, if, for any reason, the Participant’s employment with the Company and any subsidiary of the Company terminates, all PSUs not then vested in accordance with Section 3 above shall be immediately forfeited.

(b) In the event the Participant’s employment with the Company and any subsidiary of the Company terminates by reason of death, PSUs not then vested in accordance with Section 3 shall become immediately vested based upon target performance as of the date of the Participant’s death, and shall become settled upon thirty (30) days of the Participant’s death.

(c) In the event the Participant’s employment with the Company and any subsidiary of the Company terminates by reason of a deemed “Qualified Retirement” or involuntary termination of employment and the Participant is entitled to severance, PSUs shall vest [on a pro-rata basis as of the Participant’s termination of employment date, which is the last day that the Participant is employed by the Company and any subsidiary of the Company, as follows: the total number of PSUs that the Participant shall be entitled to shall be equal to the number of PSUs based upon actual performance as of the end of the Performance Period multiplied by the following fraction: (A) the numerator shall be the number of months elapsed as of the termination of employment date since the beginning of the Performance Period and

(B) the denominator shall be the total number of months in the Performance Period.  For purposes of this calculation, the number of months in the numerator in sub-section (A) above shall include any partial month in which the Participant has worked (for example, if the time elapsed between the beginning of the Performance Period and the retirement date is eight (8) months and five (5) days, the numerator in sub-section (A) above shall be nine (9)).][Insert other approved vesting schedule.] “Qualified Retirement” shall mean termination of employment on or after attainment of age fifty-five (55) with at least ten (10) years of continuous service, or attainment of age sixty (60) with at least five (5) years of continuous service or such other terms as may be determined by the Company and set forth in the applicable award agreement; provided that: if the Participant elects to terminate his or her employment voluntarily, the Participant has provided the Company with at least twelve (12) months advance notice, in accordance with the provisions of Section 9 below, of his or her retirement date or such other term of advance notice as is determined by the Chief Human Resources Officer of the Company.  Any Shares represented by the pro-rated PSUs that vest under this section shall settle on the Settlement Date that would have applied under the original schedule set forth in Section 3 of this Agreement.

(d) In the event the Participant’s employment with the Company and any subsidiary of the Company terminates by reason of total and permanent disability (as defined in the Company’s Long-Term Disability Plan, or, if not defined in such Plan, as defined by the Social Security Administration), the PSUs shall vest as of the employment termination date on a pro- rata basis as follows: the number of PSUs based upon actual performance as of the end of the Performance Period multiplied by the following fraction: (A) the numerator shall be the number of months elapsed as of the Participant’s termination date since the beginning of the Performance Period and (B) the denominator shall be the total number of months in the Performance Period.  For purposes of this calculation, the number of months in the numerator in sub-section (A) above shall include any partial month in which the Participant has worked.  For example, if the time elapsed between the beginning of the Performance Period and the termination date is eight (8) months and five (5) days, the numerator in sub-section (A) above shall be nine (9). Any Shares represented by PSUs that vest under this section shall settle on the Settlement Date that would have applied under the original schedule set forth in Section 3 of this Agreement.

(e)Notwithstanding the above, if the Participant experiences a Termination Without Cause or a Constructive Termination Without Cause within two (2) years following a Change in Control, the provisions of Section 10 of the ICP shall apply, and the Participant’s PSUs shall become fully vested with the performance goals and other conditions with respect to the PSUs being deemed to be met at target performance.

(f)For purposes of this Section 6, transfer of the Participant’s employment from the Company to a subsidiary of the Company, transfer among or between subsidiaries of the Company, or transfer from a subsidiary of the Company to the Company shall not be treated as a termination of employment.

(g)The Participant shall be responsible for any applicable withholding or other taxes that may become due as a result of PSUs that vest as of the Participant’s termination of employment date or thereafter.

7.	A PSU does not represent an equity interest in the Company and carries no voting rights. The Participant shall have no rights of a shareholder with respect to the PSUs prior to the Vesting Date.

8.

Neither the execution and delivery hereof nor the granting of the Award evidenced hereby shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or its subsidiaries to employ the Participant for any specific period.

9.

Any notice required to be given hereunder to the Company shall be in writing.  If by regular mail, any required notice shall be addressed to: CVS Health Corporation, Attention: Senior Director, Executive Compensation, One CVS Drive, Woonsocket, RI 02895.  If by electronic mail, any notice required shall be sent to: equityadministration@cvshealth.com.

Any notice required to be given hereunder to the Participant shall be addressed to such Participant at the address shown on the records of the Company, subject to the right of either party hereafter to designate, in writing, to the other, some other address.

10.

All decisions and interpretations made by the Board of Directors or the Committee with regard to any question arising hereunder or under the ICP shall be binding and conclusive on all persons.  In the event of any inconsistency between the terms hereof and the provisions of the ICP, the ICP shall govern.  Furthermore, the determination of the achievement of any performance goals under this Agreement, and the amounts used in making such determination, shall be in the Board of Director’s or the Committee’s sole discretion and such determination shall be final, binding and conclusive for all purposes and upon all parties.  The Committee or, if applicable, the Chief Executive Officer of the Company, may, in its discretion, reduce or increase the amount of a settlement otherwise to be made in connection with the PSUs to the extent permissible under the ICP.

11.

The award of PSUs pursuant to this Agreement is expressly subject to and contingent upon the requirement that the Participant shall have fully executed and delivered to the Company the Restrictive Covenant Agreement, that may be required and provided by the Company. The applicable agreement containing the restrictive covenants that the Company may require in connection with this award is hereafter referred to as the “Restrictive Covenant Agreement”.

If the Company intends to require Participant to execute and deliver a new Restrictive Covenant Agreement in connection with the grant hereunder, the Company shall provide such new Restrictive Covenant Agreement to Participant and Participant agrees to execute and deliver such new Restrictive Covenant Agreement by the deadline set forth by the Company.  If Participant is currently subject to a Restrictive Covenant Agreement and the Company does not require Participant to execute and deliver a new Restrictive Covenant Agreement, then by accepting the award of PSUs, pursuant to this Agreement.  Participant affirms his or her Restrictive Covenant Agreement and intent to be bound by the restrictions in the Restrictive Covenant Agreement and to comply with all of its provisions.

Participant agrees that failure to execute and return the new Restrictive Covenant Agreement, if required, by the deadline set forth by the Company shall result in the immediate and irrevocable forfeiture of the PSU Award hereunder and any right to receive dividend equivalents or Shares with respect thereto.  Further, if Participant violates any provision of the applicable Restrictive Covenant Agreement, any unvested PSUs will be immediately and irrevocably forfeited, and no payment of any kind, including Dividend Equivalents or Shares, shall be payable with respect thereto.  This Section shall not constitute the Company’s exclusive remedy for Participant’s violation of the Restrictive Covenant Agreement.  The Company reserves all rights to seek all available legal or equitable remedies in the event of Participant’s violation or threatened violation of the Restrictive Covenant Agreement, including injunctive relief.

12. By accepting this Award, the Participant acknowledges that a copy of the ICP has been made available by the Company for the Participant’s reference and agrees to be bound by the terms and conditions set forth in this Agreement and the ICP as in effect from time to time.

13. By accepting this Award, the Participant further acknowledges that the Federal securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict the Participant’s right to trade Shares, including, without limitation, sales of Shares acquired in connection with PSUs.  The Participant agrees to comply with such Federal securities law requirements and the Company’s policies, as such laws and policies may be amended from time to time.

14. The Company intends that this Agreement not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that to the extent any provisions of this Agreement do not comply with Code Section 409A the Company shall make such changes in order to comply with Code Section 409A to the extent it considers reasonable.  In all events, the provisions of CVS Health Corporation’s 409A Universal Definitions Document are hereby incorporated by reference and to the extent required to avoid a violation of the applicable rules under Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code, payment of any amounts subject to Section 409A of the Code shall be delayed until the first business day of the seventh month immediately following the employment termination date.  For purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to the “termination of employment” (and corollary terms) shall be construed to refer to “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)). Notwithstanding the foregoing, the Company makes no representations as to the tax treatment or consequences of any payment made hereunder, and the Participant, by accepting this Award, acknowledges that the Participant shall be solely responsible for same.

15. The Award subject to this PSU Agreement under the ICP shall be subject to the terms of the Company’s Recoupment Policy as it exists from time to time, which may require the Participant to immediately repay to the Company the value of any pre-tax economic benefit that he or she may derive from the Award. By accepting this Award, the Participant acknowledges that the Company’s Recoupment Policy has been made available for the Participant’s reference.

16. This Agreement shall be governed by the laws of Delaware, without giving effect to its choice of law provisions.

17.This Agreement shall be fully effective only upon the Participant’s formal acceptance of the terms and conditions set forth above as required by the Company.

By:S/ Lisa G. Bisaccia

Executive Vice President, Chief Human Resources Officer

CVS Health Corporation